EXHIBIT 99.1

GRANT PARK WEEKLY PERFORMANCE STATISTICS * 06/22/07
	Weekly ROR	MTD ROR	YTD ROR
Class A Units	-0.84%	4.49%	6.50%
Class B Units	-0.86%	4.43%	6.07%
* Subject to independent verification

COMMENTARY FOR THE WEEK ENDED JUNE 22, 2007

The Grant Park Futures Fund sustained trading losses during the past week.  Positions in the soft/agricultural commodities, interest rates and metals were responsible for the bulk of setbacks.  Gains came primarily from the currency sector.

Grain prices retreated during the week, leading to losses for long positions in the soft/agricultural commodities sector.  Soybean and soybean meal prices fell more than 5% for the week in response to favorable weather in key growing regions.  The improved weather also resulted in losses to long positions in corn, which lost a little more than 11% in value by the end of the week.  Long positions in wheat, which posted an 11-year high the previous week, sustained losses after prices fell in response to reports that Australia would double its harvest this year.

Short positions in the interest rate sector posted losses.  Prices in the shorter end of the market rallied as analysts suggested that, in light of the recent jump in yields, investors were covering some short positions ahead of this week’s U.S. Federal Reserve open market committee meeting.  Foreign positions also lost ground, with prices for LIFFE euribor and euro bunds ending the week slightly higher.

Long positions in the metals sector lost ground as nickel prices fell on reports of growing inventories, analysts said.  Zinc and copper also traded lower, resulting in trading losses.

Lastly, short positions in the Japanese yen against the U.S. dollar and other major crosses reported gains as the yen fell relative to most currencies.  The yen reached a new record low against the euro, a 15-year low against the British pound and a 4 ½-year low against the U.S. dollar as investors continued to seek returns from higher-yielding currencies.  Long positions in the New Zealand dollar also contributed to gains.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS
THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE, OFFERING BY PROSPECTUS ONLY

INFORMATION IN THIS COMMENTARY IS DRAWN FROM VARIOUS SOURCES THAT ARE DEEMED TO BE RELIABLE. HOWEVER, THE INFORMATION IS NOT AUDITED BY DEARBORN CAPITAL. IN ADDITION, DEARBORN CAPITAL DRAWS UPON THIS INFORMATION TO MAKE ITS OWN ASSUMPTIONS WHICH COULD BE CONSIDERED DEARBORN CAPITAL’S OPINION. DEARBORN CAPITAL BELIEVES THAT ANY SUCH STATEMENTS OF OPINION HAVE A REASONABLE BASIS IN FACT.

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